Exhibit 4.3

STOCK OPTION GRANT UNDER ANDAIN INC.
EMPLOYEE STOCK OPTION PLAN

THIS STOCK OPTION GRANT dated January 20, 2011 is made by ANDAIN INC., hereinafter called the "Company," to Sam Elimelech, hereinafter called the "Optionee."

WITNESSETH, THAT:

WHEREAS, the Company adopted and approved an Employee Stock Option Plan, effective January 15, 2011 and subsequently amended by the Board of Directors or the Executive Committee of the Board from time to time (the "Plan").

WHEREAS, the purpose of the Plan is to enable the Company and its subsidiaries to attract and retain key employees.

NOW THEREFORE, the Company hereby grants a non-qualified option under the Plan to the Optionee on the following terms and conditions:

1.	AMOUNT OF STOCK SUBJECT TO OPTION:

For a period of 3 years, the Company hereby grants to the Optionee the right to purchase each year 330,000 shares of authorized and unissued Common Stock of the Company or shares reacquired by the Company and held in Treasury, which stock is to be issued by the Company upon the exercise of this option as hereinafter set forth. This option shall NOT be an incentive stock option as defined in Section 422 of the Internal Revenue Code.

2.	PURCHASE PRICE/TAXES:

The purchase price per share for this option shall be at the market price per share effective on January 1 each year (Exercise Price), and the Optionee will pay at the exercise date one hundred percent (100%) of the fair market value (as defined in the Plan) of the Common Stock at the time the option is granted.

Upon or before the exercise of this option or any part thereof, the Optionee will also be required to pay to the Company or make arrangements satisfactory to the Company for the payment of the appropriate amount of federal, state, local and foreign taxes required to be withheld in connection with the exercise before the purchased shares will be issued. The Optionee shall have the right to satisfy applicable withholding obligations by having the Company withhold shares otherwise deliverable to the Optionee upon exercise of the option.

3.	PERIOD OF OPTION AND EXERCISE THEREOF:

            (a) Subject to paragraph 5 below, one-third of the shares subject to this option (rounded up to the nearest whole share) may be purchased at any time following the first anniversary of the date of this grant, an additional one-third of the shares subject to this option (rounded up to the nearest whole share) may be purchased at any time following the second anniversary of the date of this grant, and the remaining shares subject to this option may be purchased at any time following the third anniversary of the date of this grant; provided, however, that in no event may any part of this option be exercised following the 31 day of December, 2011.

(b) In order to exercise this option or any part thereof, the Optionee shall give notice in writing to the Company of the Optionee's intention to purchase all or part of the shares subject to this option, and in said notice the Optionee shall set forth the number of shares as to which he or she desires to exercise the option, and he or she shall pay for such shares in full at the time of the exercise of such option. Such payment may be made in cash, through the delivery to the Company of shares of common stock of the Company which the Optionee has owned for at least six months with a value equal to the total option price, or through a combination of cash and such shares, and any shares so delivered shall be valued at their fair market value on the date on which the option is exercised.

Payment of the purchase price may also be made through the delivery to the Company of the sale proceeds of all or part of the shares of common stock of the Company that are the subject of this option; provided that the Optionee instructs the Company's designated broker (the "Designated Broker") to effect on the date such instruction is given to the Designated Broker (which shall be deemed to be the date of exercise) or as early as practicable thereafter the sale of such number of such shares "at the market" in a broker's transaction (within the meaning of Section 4(4) of the Securities Act of 1933, as amended), the proceeds of which shall be at least equal to the purchase price of this option plus the amount of taxes required to be withheld plus transaction costs. In accordance with these instructions, the Designated Broker shall sell such shares, deliver to the Company the portion of the proceeds of such sale which equals the purchase price of this option plus the amount of taxes required to be withheld and remit the remaining sale proceeds (net of transaction costs), to the Optionee.

The notice of exercise must be delivered or, if mailed, postmarked on or before the date on which the right to exercise this option expires. No shares shall be issued to the Optionee until final payment for said shares has been made, and the Optionee shall have none of the rights of a shareholder until said shares are issued to the Optionee.

4.	NON-TRANSFERABILITY OF OPTION:

This option is not transferable otherwise than by Will or by the laws of descent and distribution, and this option shall be exercisable during the Optionee's lifetime only by the Optionee.

5.	DEATH OF OPTIONEE:

In the event of the Optionee's death, this option may only be exercised by the personal representative of the Optionee, or by the person or persons to whom the rights under this option have passed by the Optionee's Will or by the laws of descent and distribution of the state in which the Optionee was domiciled at the time of the Optionee's death, and then this option may only be exercised to the extent that the Optionee was entitled to exercise the same at the time of the Optionee's death.

6.	CHANGE IN CAPITAL:

If prior to the expiration of this option, there shall be any changes in the Common Stock structure of the Company by reason of the declaration of stock dividends, recapitalization resulting in stock split-ups or combinations or exchanges of shares by reason of merger or consolidation between the Company and one or more of its Subsidiaries, or by any other means except of merger with another company or an investment in the Company or by any other means, then the number of shares subject to this option and the purchase price per share shall be equitably and appropriately adjusted by the Board of Directors of the Company as in its sole and uncontrolled discretion shall seem just and reasonable in the light of all the circumstances pertaining thereto.

7.	THE RIGHT TO TERMINATE EMPLOYMENT:

This option shall not confer upon the Optionee any right with respect to being continued in the employ of the Company and its subsidiaries or interfere in any way with the right of the Company and its subsidiaries to terminate the Optionee's employment at any time, nor shall it interfere in any way with the right of the Optionee to terminate the Optionee's employment.

8.	REGISTRATION AND OTHER REQUIREMENTS:

This option is subject to the requirement and condition that if the Board of Directors of the Company shall determine that the listing, registration or qualification upon any securities exchange or under any state or federal law, or the approval or consent of any governmental body, or the Optionee's satisfaction of applicable tax withholding obligations or agreement with respect to the disposition of the shares purchased hereunder is necessary or desirable as a condition to the issuance or purchase of any shares subject to this option, then this option may not be exercised in whole or in part unless or until such listing, registration, qualification, approval, consent, satisfaction, or agreement has been obtained, free of any conditions which are not acceptable to the Board of Directors of the Company, and the sale and delivery of stock hereunder is also subject to the above requirements and conditions.

9.	INTERPRETATION OF STOCK OPTION GRANT:

The interpretation and decision with regard to all questions arising under the Plan or this stock option grant shall be made by the Compensation Committee of the Company's Board of Directors and, unless overruled or modified by the Board of Directors, shall be final and conclusive on the Optionee and the persons to whom the Optionee's rights under this option pass upon his or her death.

Optionee Name:	Andain, Inc

/s/ Sam Elimelech	By:	/s/ Gai Mar-Chaim
Sam Elimelech	Gai Mar-Chaim, Secretary

Date: January 20, 2011	Date: January 20, 2011